EXHIBIT 23.1

CNB FINANCIAL CORPORATION

Form 10-K For The Year Ended December 31, 2006

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement Number 333-68894 on Form S-3D, of CNB Financial Corporation of our reports dated February 28, 2007 with respect to CNB Financial Corporation relating to the consolidated balance sheets of CNB Financial Corporation as of December 31, 2006 and 2005 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ending December 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report appears in the Annual Report on Form 10-K of CNB Financial Corporation for the year ended December 31, 2006.

/s/ Crowe Chizek and Company LLC

Cleveland, Ohio

March 15, 2007